EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2009 Fourth Quarter and Fiscal Year Financial Results

ELGIN, Ill., Feb. 24, 2010 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services to small and mid-sized customers, today announced results for the fourth quarter and fiscal year 2009, which ended January 2, 2010.

Fourth quarter highlights include:

  Average sales per working day increased to approximately $390,000 compared to $380,000 in the third quarter of fiscal 2009.  This is the first sequential increase in this measurement since the third quarter of 2008.
  Sales were $30.0 million, a decline of 14% compared to $34.7 million in the fourth quarter of 2008.  The fourth quarter of 2008 had an extra week of operations (as fiscal 2008 was a 53-week year); excluding the impact of the additional week, the decline in quarterly sales would have been 10%.
  Same-branch sales declined 15%, measured for the 54 branches that were in operation throughout both the fourth fiscal quarters of 2009 and 2008.  Excluding the impact of the additional week in the fourth quarter of 2008, the decline in same-branch sales would have been 12%.
  EPS (basic and diluted) was $0.05 compared to $(0.10) in the fourth quarter of fiscal 2008.

The increase in basic and diluted EPS in the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008 was due to unusually high cost of sales in the fourth quarter of 2008, when a sharp decline in the value of crude oil and related commodities led to a reduction in our solvent and oil inventory values. The total cost of sales in the fourth quarter of 2008 included a $2.8 million non-cash inventory impairment charge on that portion of the Company's solvent and oil inventory held for sale, as well as $1.7 million of expense to reflect the lower value of the solvent inventory held for use in the Company's service programs. Had we not incurred the above two expenses, our fourth quarter 2008 net income would have been $1.6 million and fourth quarter basic and diluted EPS would have been $0.15.  Our financial performance for the fourth quarter of 2009 continued to be adversely impacted by lower revenue.

Fiscal year 2009 highlights include:

  Despite the recession, we continued to expand our customer base, counting 41,000 active customer locations at the end of 2009 compared to 39,000 one year ago.
  Sales for fiscal 2009 declined 9%, to $98.4 million, compared to $108.1 million in fiscal 2008. Excluding the additional sales recorded during the 53rd week of 2008, the decline in sales would have been 8%.
  Same-branch sales declined 11%, measured for the 54 branches that were in operation throughout both fiscal 2009 and fiscal 2008.
  Average sales per working day were approximately $390,000, compared to $420,000 in fiscal 2008.
  EPS (basic and diluted) for fiscal 2009 increased to $0.17 compared to $(0.11) in fiscal 2008. During fiscal 2008 we incurred unusually high costs, most notably due to the impact of volatile energy prices which led to significant inventory charges, and also the cost of stock options issued at the time of our IPO.

Mr. Joseph Chalhoub, President and Chief Executive Officer of Heritage-Crystal Clean, Inc., commented: "We were pleased that our sales began to grow again in the fourth quarter, and we have seen improving trends in our business continuing into early 2010. We believe that business activity at our customers improved during the latest quarter, and this, combined with a further increase in our customer count, fueled the gain in average sales per working day. We are optimistic that both of these factors can help us restore top line growth in our business during 2010." Chalhoub added, "We have continued to expand our geography through new branch openings, and recently started our first branch in California, which is a market with large potential for our services. Our previously-announced evaluation of the development of a used oil re-refinery continues on schedule."

Mr. Greg Ray, CFO and VP of Business Management, stated: "The results for the fourth quarter of 2009 were less complex than the fourth quarter of 2008 – a quarter when we incurred significant costs related to the sudden decline in crude oil prices and related product values. Throughout 2009, we attempted to reduce our exposure to any future crude oil price swings by selling our excess inventory of re-use solvent, and by the end of the fourth quarter we had accomplished this goal. At the end of the fourth quarter, our solvent inventory was at a level we consider appropriate to support our ongoing business. Our company has remained cash positive, having generated cash during 2009 and ending the year with no bank debt."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the current recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 30, 2009. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 58 branches serving over 41,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on February 25, 2010 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, www.crystal-clean.com/investor/, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets (In Thousands, Except Share and Par Value Amounts) (Unaudited)
	January 2, 2010	January 3, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$1,090	$327
Accounts receivable - net	11,941	14,616
Income tax refund	380	480
Inventory - net	9,845	10,609
Deferred income taxes	639	942
Other current assets	1,970	2,287
Total Current Assets	25,865	29,261
Property, plant and equipment - net	25,101	20,878
Software and intangible assets - net	3,021	1,877
Total Assets	$53,987	$52,016

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable - net	$4,740	$5,761
Accrued salaries, wages and benefits	1,922	1,920
Taxes payable	911	978
Other accrued expenses	1,474	1,402
Total Current Liabilities	9,047	10,061
Note payable - bank	—	20
Deferred income taxes	1,015	379
Total Liabilities	10,062	10,460

Commitments and contingencies

STOCKHOLDERS' EQUITY:

Common stock - 15,000,000 shares authorized at $0.01 par value, 10,708,471 and 10,680,609 shares issued and outstanding at January 2, 2010 and January 3, 2009, respectively	107	107
Additional paid-in capital	43,219	42,643
Retained earnings (accumulated deficit)	599	(1,194)
Total Stockholders' Equity	$43,925	$41,556
Total Liabilities and Stockholders' Equity	$53,987	$52,016

Heritage-Crystal Clean, Inc.
Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	Fourth Quarter Ended,		For the Fiscal Years Ended,
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Sales	$29,957	$34,661	$98,398	$108,143
Cost of sales	7,751	11,494	26,040	29,430
Cost of sales - inventory impairment	—	2,778	—	2,778
Gross profit	22,206	20,389	72,358	75,935
Operating costs	15,836	16,857	51,940	53,497
Selling, general, and administrative expenses	5,471	5,179	17,137	20,220
Operating income (loss)	899	(1,647)	3,281	2,218
Interest expense - net	—	13	3	408
Loss on disposal of fixed assets - net	—	—	159	—
Income (loss) before income taxes	899	(1,660)	3,119	1,810
Provision (benefit) for income taxes	377	(588)	1,326	2,618
Net income (loss)	522	(1,072)	1,793	(808)
Preferred return	—	—	—	339
Net income (loss) available to common stockholders	$522	$(1,072)	$1,793	$(1,147)

Net income (loss) per share available to common stockholders: basic	$0.05	$(0.10)	$0.17	$(0.11)
Net income (loss) per share available to common stockholders: diluted	$0.05	$(0.10)	$0.17	$(0.11)

Number of weighted average common shares outstanding: basic	10,708	10,679	10,700	9,985
Number of weighted average common shares outstanding: diluted	10,824	10,679	10,772	9,985

Pro forma data:
Net income (loss)	$522	$(1,072)	$1,793	$(808)
Pro forma provision for income taxes	—	—	—	497
Return on preferred and mandatorily redeemable capital units	—	—	—	372
Pro forma net income (loss) available to common stockholders	$522	$(1,072)	$1,793	$(1,677)

Pro forma net income (loss) per share: basic	$0.05	$(0.10)	$0.17	$(0.17)
Pro forma net income (loss) per share: diluted	$0.05	$(0.10)	$0.17	$(0.17)

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	Fourth Quarter Ended,		For the Fiscal Years Ended,
	(Dollars in thousands)		(Dollars in thousands)
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Net income (loss)	$522	$(1,072)	$1,793	$(808)
Interest expense - net	—	13	3	408
Provision (benefit) for income taxes	377	(588)	1,326	2,618
Depreciation and amortization	1,449	1,189	4,308	3,630
EBITDA(a)	$2,348	$(458)	$7,430	$5,848

(a)  EBITDA represents net income before income tax expense, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under GAAP and should not be considered as a substitute for net income prepared in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
  EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;
  EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.
  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only as a supplement.
Heritage-Crystal Clean, Inc.
Reconciliation of our Net Loss Determined in Accordance with GAAP to Adjusted Net Income
(In Thousands, Except Per Share Amounts)
(Unaudited)
	Fourth Quarter Ended,
	January 3, 2009	Non- GAAP Adjustments	Non-GAAP Adjusted - January 3, 2009
Sales	$34,661	$ —	$34,661
Cost of sales	11,494	(1,678)	9,816
Cost of sales - inventory impairment	2,778	(2,778)	—
Gross profit	20,389	4,456	24,845
Operating costs	16,857	—	16,857
Selling, general, and administrative expenses	5,179	—	5,179
Operating income (loss)	(1,647)	4,456	2,809
Interest expense - net	13	—	13
Income (loss) before income taxes	(1,660)	4,456	2,796
Provision (benefit) for income taxes	(588)	1,776	1,188
Net income (loss) available to common stockholders	$(1,072)	$2,680	$1,608

Net income (loss) per share available to common stockholders: basic	$(0.10)	$0.25	$0.15
Net income (loss) per share available to common stockholders: diluted	$(0.10)	$0.25	$0.15

Number of weighted average common shares outstanding: basic	10,679	10,679	10,679
Number of weighted average common shares outstanding: diluted	10,679	10,820	10,820
CONTACT:  Heritage-Crystal Clean, Inc.
          Greg Ray, Chief Financial Officer and VP Business Management
          (847) 836-5670